UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2019

ULTRAGENYX PHARMACEUTICAL INC.

(Exact name of registrant as specified in charter)

Delaware	001-36276	27-2546083
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Leveroni Court, Novato, California	94949
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (415) 483-8800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	RARE	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 17, 2019, Ultragenyx Pharmaceutical Inc. (the “Company”) entered into a Royalty Purchase Agreement (the “Agreement”) with RPI Finance Trust (“Royalty Pharma”), pursuant to which Royalty Pharma paid $320 million in cash to the Company in consideration for the right to receive future royalty payments (the “Royalties”) due to the Company from Kyowa Kirin Co., Ltd. (“KKC”) based on net sales of Crysvita® in the European Union, the United Kingdom, and Switzerland under the terms of the Company’s Collaboration and License Agreement with KKC dated as of August 29, 2013, as amended. The Agreement will automatically expire, and the payment of Royalties to Royalty Pharma will cease, in the event aggregate royalty payments received by Royalty Pharma are equal to or greater than $608 million prior to December 31, 2030, or in the event aggregate royalty payments received by Royalty Pharma are less than $608 million prior to December 31, 2030, when aggregate royalty payments received by Royalty Pharma are equal to or greater than $800 million.

The Agreement contains other customary terms and conditions, including representations and warranties, covenants and indemnification obligations in favor of each party.  The above description of the Agreement is a summary of the material terms, does not purport to be complete and is qualified in its entirety by reference to the Agreement, which will filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2019	Ultragenyx Pharmaceutical Inc.

	By:	/s/ Shalini Sharp
Shalini Sharp
Executive Vice President, Chief Financial Officer